EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2020 with respect to the statements of condition including the related portfolios of Global Technology Leaders Portfolio 2020-3, American Innovation Leaders Portfolio 2020-2, New World Leaders Portfolio 2020-2 and U.S. Defense Portfolio 2020-2 (included in Invesco Unit Trusts, Series 2060) as of June 15, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-237902) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
June 15, 2020